Exhibit (a)(4)

ARTICLES OF AMENDMENT

OF

THE FIRST AUSTRALIA FUND, INC.

The First Australia Fund, Inc., a Maryland Corporation having its principal office in this State in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Charter of the Corporation is hereby amended by striking out Paragraph Second of the Articles of Incorporation, as heretofore amended and restated, so that Paragraph Second shall read in its entirety as follows:

The name of the corporation is ABERDEEN AUSTRALIA EQUITY FUND, INC. (the “Corporation”).

SECOND: This amendment was approved by the board of directors of the Corporation at a meeting held March 1, 2001 and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

THIRD: The foregoing amendment shall become effective on May 1, 2001.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on April 19, 2001.

THE FIRST AUSTRALIA FUND, INC.

By:	/s/ Ouma Sananikone	Attest:	/s/ Sander M. Bieber
	Ouma Sananikone		Sander Bieber
	Vice President		Assistant Secretary

THE UNDERSIGNED, Vice President and Chief Investment Officer of The First Australia Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By:	/s/ Ouma Sananikone
Ouma Sananikone
Vice President